NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES FISCAL 2020 FIRST QUARTER RESULTS

NEW YORK, NEW YORK (April 9, 2020) Griffin Industrial Realty, Inc. (Nasdaq: GRIF) (“Griffin”) reported total revenue of $9,664,000 for the three months ended February 29, 2020 (the “2020 first quarter”) as compared to $9,303,000 for the three months ended February 28, 2019 (the “2019 first quarter”). Rental revenue was $8,914,000 and revenue from property sales was $750,000 in the 2020 first quarter, as compared to rental revenue of $8,437,000 and revenue from property sales of $866,000 in the 2019 first quarter.

Operating income increased to $1,350,000 in the 2020 first quarter from $792,000 in the 2019 first quarter. The increase in operating income in the 2020 first quarter, as compared to the 2019 first quarter, principally reflected increases in gain on property sales and net operating income from leasing, which Griffin defines as rental revenue less operating expenses of rental properties (“Leasing NOI”)1, partially offset by an increase in depreciation and amortization expense. The gain on property sales of approximately $584,000 in the 2020 first quarter reflected the sale of approximately seven acres of undeveloped land in Windsor, Connecticut, whereas the gain on property sales of approximately $52,000 in the 2019 first quarter reflected the sale of the development rights for a 116 acre parcel of land in East Windsor, Connecticut. Although revenue from property sales was slightly lower in the 2020 first quarter than the 2019 first quarter, the higher gain from property sales in the 2020 first quarter, as compared to the 2019 first quarter, was due to the significantly higher cost basis of the development rights sold in the 2019 first quarter compared to that of the undeveloped land sold in the 2020 first quarter.

Leasing NOI was $6,058,000 in the 2020 first quarter, as compared to $5,772,000 in the 2019 first quarter, reflecting an approximately $477,000 increase in rental revenue in the 2020 first quarter, partially offset by an approximately $191,000 increase in operating expenses of rental properties in the 2020 first quarter, in each case, as compared to the 2019 first quarter. The increase in rental revenue in the 2020 first quarter was principally due to leasing previously vacant space and rental revenue from 7466 Chancellor Drive (“7466 Chancellor”), an approximately 100,000 square foot fully-leased single tenant industrial/warehouse building in Orlando, Florida, that was acquired in the fiscal 2019 fourth quarter. Approximately 50% of the increase in operating expenses of rental properties was related to buildings that were added to Griffin’s portfolio subsequent to the 2019 first

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1Leasing NOI is not a financial measure in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”). It is presented because Griffin believes it is a useful financial indicator for measuring results of its real estate leasing activities.  However, it should not be considered as an alternative to operating income as a measure of operating results in accordance with U.S. GAAP.

quarter, reflecting 7466 Chancellor and two industrial/warehouse buildings (“160 International” and “180 International”) aggregating approximately 283,000 square feet in Concord, North Carolina, in the Charlotte area, that were completed and placed in service in the 2019 fourth quarter, with the balance due to increases in operating expenses across all other properties.

The increase in depreciation and amortization expense in the 2020 first quarter, as compared to the 2019 first quarter, principally reflected the inclusion of the buildings that were added to Griffin’s portfolio subsequent to the 2019 first quarter.

Griffin reported a net loss of ($320,000) and a basic and diluted net loss per share of ($0.06) in the 2020 first quarter, as compared to a net loss of ($586,000) and a basic and diluted net loss per share of ($0.12) in the 2019 first quarter. The lower net loss in the 2020 first quarter, as compared to the 2019 first quarter, principally reflected the increase in operating income in the 2020 first quarter, as compared to the 2019 first quarter, partially offset by an increase in interest expense, a decrease in investment income and a lower income tax benefit in the 2020 first quarter, as compared to the 2019 first quarter.

The increase in interest expense to $1,792,000 in the 2020 first quarter, as compared to $1,650,000 in the 2019 first quarter, principally reflected the higher amount of mortgage loans outstanding in the 2020 first quarter, as compared to the 2019 first quarter. The decrease in investment income to $26,000 in the 2020 first quarter, as compared to $92,000 the 2019 first quarter, principally reflected the lower amount of short-term investments in the 2020 first quarter, as compared to the 2019 first quarter. The income tax benefit of $96,000 in the 2020 first quarter, as compared to $180,000 in the 2019 first quarter, reflected the lower pretax loss of ($416,000) in the 2020 first quarter, as compared to the pretax loss of ($766,000) in the 2019 first quarter.

As of February 29, 2020, Griffin’s twenty-nine industrial/warehouse buildings aggregating approximately 4,137,000 square feet (91% of Griffin’s total real estate portfolio) were 95% leased, although Griffin expects that a lease of approximately 201,000 square feet in one of its industrial/warehouse buildings in the Lehigh Valley of Pennsylvania will not be renewed when it is scheduled to expire on July 31, 2020. 160 International was approximately 71% leased as of February 29, 2020 as a result of two leases, one of which became effective near the end of the 2020 first quarter with the other new lease expected to become effective in the fiscal 2020 second quarter. 180 International was not leased as of February 29, 2020. Excluding 160 International and 180 International, Griffin’s industrial/warehouse buildings were 99% leased as of February 29, 2020. Griffin’s twelve office/flex buildings aggregating approximately 433,000 square feet were 72% leased as of February 29, 2020. Griffin’s total real estate portfolio of approximately 4,570,000 square feet was 93% leased as of February 29, 2020 (96% leased excluding 160 International and 180 International).

About Griffin

Griffin is a real estate business principally engaged in developing, acquiring, managing and leasing industrial/warehouse properties. Including the approximately 68,000 square foot industrial/warehouse building in Orlando, Florida that Griffin acquired in March 2020, Griffin currently owns 42 buildings totaling approximately 4.6 million square feet (approximately

4.2 million of which is industrial/warehouse space) in Connecticut, Pennsylvania, North Carolina and Florida in addition to over 3,400 acres of undeveloped land.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include Griffin’s beliefs and expectations regarding future events or conditions including, without limitation, the statements regarding the effective date on the lease at 160 International that had not yet started as of February 29, 2020, and the renewal of the approximately 201,000 square foot lease in one of Griffin’s industrial/warehouse buildings in the Lehigh Valley of Pennsylvania.  Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Other important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s Securities and Exchange Commission filings, including the “Business,” “Risk Factors” and “Forward-Looking Statements” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 30, 2019 and the “Risk Factors” section in Griffin’s Quarterly Report on Form 10-Q for the fiscal quarter ended February 29, 2020. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.

Griffin Industrial Realty, Inc.

Consolidated Statements of Operations

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended
	Feb. 29, 2020	Feb. 28, 2019
Rental revenue (1)	$8,914	$8,437
Revenue from property sales (2)	750	866
Total revenue	9,664	9,303

Operating expenses of rental properties (1)	2,856	2,665
Depreciation and amortization expense	3,235	2,942
General and administrative expenses	2,057	2,090
Costs related to property sales	166	814
Total expenses	8,314	8,511

Operating income	1,350	792

Interest expense (3)	(1,792)	(1,650)
Investment income	26	92
Loss before income tax benefit	(416)	(766)
Income tax benefit	96	180
Net loss	$(320)	$(586)

Basic net loss per common share	$(0.06)	$(0.12)

Diluted net loss per common share	$(0.06)	$(0.12)

Weighted average common shares outstanding for computation of basic per share results	5,075	5,065

Weighted average common shares outstanding for computation of diluted per share results	5,075	5,065

(1) Net operating income from leasing (“Leasing NOI”):

	Three Months Ended
	Feb. 29, 2020	Feb. 28, 2019
Rental revenue	$8,914	$8,437
Operating expenses of rental properties	2,856	2,665
Leasing NOI	$6,058	$5,772

(2) Revenue from property sales in the three months ended February 29, 2020 reflected the sale of a seven acre parcel of undeveloped land in Windsor, Connecticut.

Revenue from property sales in the three months ended February 28, 2019 reflected the sale of development rights for a 116 acre parcel of land in East Windsor, Connecticut. Subsequent to February 28, 2019, the land was sold for $700.

(3) Interest expense is primarily for mortgages on Griffin’s rental properties.